Exhibit 10.6

COMMON STOCK DELIVERY AGREEMENT

This agreement (“Agreement”) is being made this 9th day of August, 2005 by and between Affordable Residential Communities LP, a Delaware limited partnership (the “Operating Partnership”), and Affordable Residential Communities Inc., a Maryland corporation (the “Corporation”).

Recitals

WHEREAS, the Corporation is the general partner of the Operating Partnership; and

WHEREAS, the Operating Partnership and the Corporation have entered into a purchase agreement of even date herewith with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser”), providing for the issuance and sale by the Operating Partnership in a private offering under Rule 144A promulgated under the Securities Act of 1933, as amended (the “Act”), of one or more series of unsecured and unsubordinated debt securities to be titled “Senior Exchangeable Notes Due 2025” (the “Notes”), which Notes shall be exchangeable into cash and shares of common stock, par value $.01 per share of the Corporation (“Common Stock”) under certain circumstances.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants contained herein, the parties agree as follows:

Agreement

1.             The Operating Partnership hereby acknowledges that it is the sole obligor of the Notes and is responsible for the payment of the obligations (including the obligation to deliver, under certain circumstances, Common Stock) in accordance with the terms of the indenture, dated August 9, 2005 between the Operating Partnership and U.S. Bank National Association, as trustee (the “Indenture”).

2.             If the Operating Partnership is obligated to deliver Common Stock to the holders of the Notes upon exchange, redemption or maturity in accordance with the terms of the Indenture, the Corporation agrees to issue the number of shares of Common Stock so required to the Operating Partnership, and the Operating Partnership hereby directs the Corporation to deliver such Common Stock to the holders of the Notes on behalf of the Operating Partnership in accordance with the Indenture.

3.             The Operating Partnership agrees to issue to the Corporation on a concurrent basis a number of “Partnership Units” (as defined in the Amended and Restated Limited Partnership Agreement of the Operating Partnership) equal in number to the shares of Common Stock issued by the Corporation pursuant to this Agreement.

4.             The Operating Partnership hereby agrees to indemnify the Corporation and each of its directors and officers (each, an “Indemnified Party”) against, and agrees to hold, save and defend each Indemnified Party, harmless from, any loss, expense or damage (including without limitation, reasonable attorneys’ fees and expenses and court costs actually incurred) suffered or incurred by an Indemnified Party by reason of anything such Indemnified Party may in good faith do or refrain from doing for or on behalf of the Operating Partnership pursuant to this Agreement; provided however, that the Operating Partnership shall not be required to indemnify an Indemnified Party for any loss, expense or damage that such Indemnified Party may suffer or incur as a result of its willful misconduct or gross negligence.

5.             The Corporation agrees that it will not consolidate with or merge into another business entity or transfer or lease all or substantially all of its assets, unless:

•                                          either (1) the Corporation is the continuing entity in the case of a merger or (2) the resulting, surviving or acquiring entity, if other than the Corporation, is a U.S. entity and it expressly assumes the Corporation’s obligations under this Agreement and the Indenture, including but not limited to the obligations under Section 4.7 thereto;

•                                          immediately after giving effect to the transaction, no event of default under the Indenture and no circumstances which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have happened and be continuing; and

•                                          the Corporation has delivered to the trustee an officers’ certificate and a legal opinion confirming that the Corporation has complied with the Indenture.

6.             Miscellaneous.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT LAWS, RULES OR PRINCIPLES.

(b)           No provision of this agreement may be amended, modified, or waived, except in writing signed by both parties and with the consent of a majority in principal amount of Notes then outstanding; provided, however, that the unanimous consent of the holders of all outstanding Notes will be required in order to amend, modify, or waive the provisions of paragraph 2 hereof or to otherwise adversely affect the right of holders of Notes to exchange the Notes for Common Stock as provided in the Indenture. Any consent of the holders of the Notes shall be obtained in accordance with the applicable provisions of the Indenture.

(c)           In the event that any claim of inconsistency between this Agreement and the terms of the Indenture arise, as they may from time to time be amended, the terms of the Indenture shall control.

(d)           If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

(e)           The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights to any other person, except that the holders of the Notes shall be deemed third-party beneficiaries of this Agreement and shall be entitled to enforce the provisions of this agreement as if they were parties hereto.

(f)            This Agreement may not be assigned by either party without prior written consent of both parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

AFFORDABLE RESIDENTIAL COMMUNITIES LP

By	Affordable Residential Communities Inc.,
as sole general partner

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AFFORDABLE RESIDENTIAL COMMUNITIES INC.

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